Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Caribou Coffee Company, Inc. for the registration of 11,672,245 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2010, with respect to the consolidated financial statements and schedule of Caribou Coffee Company, Inc. included in its Annual Report (Form 10-K) for the year ended January 3, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
November 16, 2010